Exhibit 10.1

ZEBRA TECHNOLOGIES CORPORATION

AND ITS SUBSIDIARIES

2007 MANAGEMENT BONUS PLAN

SECTION 1 – PURPOSE

1.1        Purpose: Zebra Technologies Corporation and its subsidiaries (“Zebra”) sponsors a Management Bonus Plan (the “Plan”) to focus the attention of participants on growing the business based on a specific set of goals and to reward performance in attaining these goals. While Associates play many different roles within the Company, the Company will be successful only if all Associates are focused on achieving common goals, strive individually for functional excellence in their assigned roles, and contribute to organizational excellence as a team. The Plan is established pursuant to the 2006 Zebra Technologies Corporation Incentive Compensation Plan and is subject to the provisions set forth therein.

SECTION 2 – DEFINITIONS

2.1        Definitions: Wherever used herein, the following terms shall have the respective meanings set forth below, unless otherwise expressly provided. When the defined meaning is intended, the term is capitalized.

(a)	“Associate” shall mean an employee of Zebra Technologies Corporation or one of its subsidiaries.

(b)	“Base Earnings” shall mean the actual gross base pay received, while an eligible Participant, during the Plan Year. Base Earnings shall exclude payments of all other bonuses, commissions, imputed income, and any other non-base pay forms of compensation.

(c)	“Bonus Award” shall mean the award earned by a Participant based on a comparison of actual year-end results against the Financial Performance Goals and Individual Performance Goals established at the beginning of the Plan Year.

(d)	“Cause” shall mean a Participant’s failure to follow directives and policies of the Company, the failure to follow the reasonable directives of a superior, willful malfeasance, gross negligence, acts of dishonesty, or conduct injurious to the Company.

(e)	“Committee” shall mean the Compensation Committee of the Board of Directors of Zebra Technologies Corporation.

(f)	“Company” shall mean Zebra Technologies Corporation and its subsidiaries.

(g)	“Financial Performance Goal” shall mean the budgeted level of operating profit, for the Company or applicable business unit, as further defined in Section 4.2 and Exhibit A.

(h)	“Individual Performance Goals” shall mean clear, specific, and measurable goals that are aligned with the overall goals of the Company or applicable business unit, and are approved by the applicable business unit or functional Vice President.

(i)	“Participant” shall mean an Associate of the Company who is in a position meeting the defined eligibility criteria for participation in the Plan, as stated in Sections 3.1 and 3.2.

(j)	“Performance Payout Percentage” shall mean the amount of Target Bonus Percentage awarded based on the level of goal achievement.

(k)	“Plan” shall mean the Zebra Technologies Corporation and Its Subsidiaries 2007 Management Bonus Plan in the form established and defined herein.

(l)	“Plan Year” shall mean the fiscal year of Zebra Technologies Corporation, which extends from January 1, 2007 through December 31, 2007.

(m)	“Section 16 Officers” shall mean any officers of the Company as defined in Rule 16a-1 under the Securities Exchange Act of 1934, as amended.

(n)	“Target Bonus Percentage” shall mean the percent of Base Earnings which would be paid to a Participant if the respective target levels of the Financial Performance Goals and Individual Performance Goals applicable to such Participant in the Plan Year were achieved.

SECTION 3 – ELIGIBILITY AND PARTICIPATION

3.1        Eligibility: Eligibility for participation in the Plan will be limited to those Associates who, by the nature and scope of their position, regularly and directly make or influence policy or operating decisions which impact the growth, profitability, and earnings results of the Company. For purposes of this Plan, such Associates are limited to the Chief Executive Officer, Vice Presidents, Directors, and Managers, by job title, provided they are assigned a salary grade of E-12 or above. Department supervisors also may be considered eligible for participation provided they are in an exempt salaried position and regularly supervise no less than four direct reports. Any Associate participating in a sales incentive or commission arrangement shall be excluded from participation in this Plan.

3.2        Participation: Participation in the Plan shall be determined annually by the Vice President, Human Resources; provided, however, that participation by Section 16 Officers of the Company shall be determined by the Committee. Associates approved for participation shall be notified of their selection.

3.3        Partial Plan Year Participation: The Vice President, Human Resources may allow an Associate who becomes eligible during the Plan Year, either as a new hire or as a result of an internal promotion, to participate in the Plan provided, however, that participation by Section 16 Officers of the Company shall be determined by the Committee. In such case, only Base Earnings received, while an eligible Participant, in the Plan Year shall be used in calculating the Bonus Award. Newly hired Associates or Associates who first become eligible as a result of an internal promotion must have a hire date or a promotion date prior to November 1, 2007.

3.4        Changes In Participation Level and/or Organizational Unit: A Participant who changes positions and/or is assigned to a different organizational unit (as defined by their reporting relationship), during the Plan Year, shall have their Bonus Award calculated on a prorated basis using the time eligible in each situation to account for changes in the calculation components. However, if such a change occurs on or after November 1, 2007, the Participant’s Bonus Award will be calculated for the full Plan Year using the measures of the immediately preceding position.

3.5        Leave of Absence: A Participant on an approved leave of absence, as defined by the Family and Medical Leave Act of 1993, shall be considered eligible for a full Bonus Award payable at the same time as other Participants. A Participant on any other form of approved leave of absence shall have their Bonus award calculated on a partial year basis, payable at the same time as other Participants or upon their return to active duty, whichever is later.

3.6        No Right to Participate: Participation by an Associate in a bonus plan in any period prior to the Plan Year does not provide a right or entitlement to be selected for participation in the Plan Year or any future period.

SECTION 4 – BONUS AWARD DETERMINATION

4.1        Eligibility for Bonus Award: Except as provided in Section 6, in order to be eligible to receive a Bonus Award for any Plan Year, a Participant must be employed continuously as a Participant through the entire Plan Year (or partial Plan Year, in accordance with Section 3.3) and at the time that the Bonus Award is paid.

4.2        Financial Performance Goals: The Financial Performance Goal for the Company shall be the budgeted level of consolidated income from operations, as defined in Exhibit A. The Financial Performance Goal for designated business units shall be the budgeted level of direct operating profit, as defined in Exhibit A. The Financial Performance Goal shall represent the target level of performance required to earn one hundred percent (100%) of the Target Bonus Percentage. The minimum performance level required to receive a bonus award, under the financial performance component of this Plan, shall be 86.7% of the applicable Financial Performance Goal. The maximum performance level rewarded under terms of this Plan shall be 106.6% of the applicable Financial Performance Goal. Performance between any of these points shall be calculated on a linear basis in accordance with the following scale:

% of Goal Achievement	% of Target Bonus
106.6%	200%
105.0%	175%
103.3%	150%
101.7%	125%
100.0%	100%
97.8%	75%
95.6%	50%
93.4%	25%
86.7%	0%

In no case shall the Performance Payout Percentage exceed 200%, nor shall payment be made for achievement that falls below the minimum performance level, as shown above.

4.3        Individual Performance Goals: All Participants, except those assigned a job title of Vice President and above, shall be required to establish Individual Performance Goals for the Plan Year. Individual Performance Goals shall be clear, specific, measurable, aligned with overall Company goals and approved by their functional Vice President. The performance level, for each individual performance goal, shall be determined by dividing actual results by the applicable Individual Performance Goal. The Performance Payout Percentage for various achievement levels shall be determined in accordance with the following scale:

Maximum performance level = Maximum Performance Payout Percentage (200%)

Target performance level = Target Performance Payout Percentage (100%)

Minimum performance level = Minimum Performance Payout Percentage (0%)

Performance Payout Percentages for achievement between these levels shall be calculated on a linear basis. In no case shall the Performance Payout Percentage exceed 200%, nor shall payment be made for achievement that falls below the minimum performance level.

4.4        Bonus Components: All Participants, except those assigned a job title of Vice President and above, shall have their individual Bonus Award calculated on the basis of two independent bonus components: a financial performance component and an individual performance component. These two bonus components will be calculated separately and added together to determine the Participant’s Bonus Award. Participants assigned a job title of Vice President or higher shall have their individual Bonus

Award calculated on the basis of the financial performance component only, with no individual performance component. The assignment and weighting of bonus components shall be communicated to Participants at the same time as their eligibility notification.

4.5        Bonus Award Calculation: At the end of each Plan Year, the Company shall evaluate actual results against Financial Performance Goals and, where applicable, against Individual Performance Goals, and compute Bonus Awards for each Participant. These computations shall be made using the following formula:

BONUS AWARD = (A x B x C x D) + (A x B x E x F)

Where:

A = Base Earnings

B = Target Bonus Percentage

C = Financial Performance Goal Performance Payout Percentage

D = Financial Performance Goal weighting percentage

E = Individual Performance Goal Performance Payout Percentage (where applicable)

F = Individual Performance Goal weighting percentage (where applicable)

4.6        Illustrative Example: The following example is provided for illustrative purposes only. If a Participant’s 2006 Base Earnings were equal to $80,000, and the Participant’s Target Bonus Percentage was equal to 10%, and the applicable Financial Performance Goal Performance Payout Percentage were equal to 95% with a 60% weighting percentage, and the Participant’s Individual Performance Goal Performance Payout Percentage were equal to 110% with a 40% weighting percentage; then the amount of Bonus Award earned would be equal to:

($80,000 X .10 X .95 X .60) + ($80,000 X .10 X 1.10 X .40) = $8,080

4.7        Multiple Financial Performance Goals: In cases where multiple Financial Performance Goals are used, each Financial Performance Goal achievement percentage will be calculated separately and adjusted by applying the assigned weighting to each Financial Performance Goal used. The results of these independent calculations will then be added together to determine a single consolidated Financial Performance Goal achievement percentage.

4.8        Minimum Performance Standard: Participants whose personal performance is rated as “Substantially Below Expectations” as part of the Zebra Technologies Corporation Annual Performance Management Review process shall not be eligible to receive an award under this Plan, including any bonus resulting from the achievement of Financial Performance Goals and / or Individual Performance Goals.

SECTION 5 – PAYMENT OF BONUS AWARDS

5.1        Form and Timing of Payment: Payment of Bonus Awards shall be made in cash, subject to applicable payroll tax and benefit plan withholdings, as soon as administratively feasible after the end of the Plan Year following the final determination of the fiscal year’s financial results.

SECTION 6 – TERMINATION OF EMPLOYMENT

6.1        Termination of Employment Due to Voluntary Resignation: In the event a Participant’s employment is terminated due to voluntary resignation, excluding retirement as determined by the Vice President, Human Resources, prior to the payment of his or her Bonus Award, the Bonus Award shall not be earned and the Participant shall not be entitled to payment.

6.2        Termination of Employment for Cause: In the event a Participant’s employment is terminated for Cause prior to payment of his or her Bonus Award, the Bonus Award shall not be earned and the Participant shall not be entitled to payment.

6.3        Termination of Employment Due to Death, Disability or Retirement: In the event a Participant’s employment is terminated by reason of death, Disability or retirement during the Plan Year or prior to payment of his or her Bonus Award, the Bonus Award shall be considered earned, calculated on a prorated basis, and paid at the same time as other Participants.

6.4        Termination of Employment for Reasons Other Than Voluntary Resignation, Cause, Death, Disability or Retirement: In the event a Participant’s employment is terminated for reasons other than voluntary resignation, Cause, death, Disability, or retirement prior to payment of his or her Bonus Award, a prorated Bonus Award may be paid in the sole discretion of the Vice President, Human Resources.

SECTION 7 – RIGHTS OF PARTICIPANTS

7.1        Employment: Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate or change a Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company. Nothing herein contained shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board of Directors of the Company to change the duties or the character of employment of any Associate or to remove the individual from the employment of the Company at any time, all of which rights and powers are expressly reserved by the Company.

SECTION 8 – ADMINISTRATION

8.1        Administration: This Plan shall be administered by the Vice President, Human Resources in accordance with the provisions contained herein; subject to the direction and approval of the Committee with respect to matters relating to any Section 16 Officers of the Company.

8.2        Questions of Construction and Interpretation: The determination of the Vice President, Human Resources or the Committee in construing or interpreting this Plan or making any decision with respect to the Plan shall be final, binding, and conclusive upon all persons. The Vice President, Human Resources’ interpretative responsibility shall include any and all definitions in the Plan, including, but not limited to, interpretations of Cause. This Plan is established pursuant to the 2006 Zebra Technologies Corporation Incentive Compensation Plan and the provisions hereof are in all respects governed by the 2006 Zebra Technologies Corporation Incentive Compensation Plan and subject to all of the terms and provisions thereof. In the event of any inconsistency, between this Plan and the 2006 Zebra Technologies Corporation Incentive Compensation Plan, the terms of the 2006 Zebra Technologies Corporation Incentive Compensation Plan shall govern.

8.3        Amendments: The Company, in its absolute discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of this Plan, or suspend or terminate it entirely; provided, however, that no such modification, amendment, suspension, or termination, may without the consent of the Participant (or the Participant’s beneficiary in the case of death) reduce after the end of the Plan Year the right of a Participant (or the Participant’s beneficiary as the case may be) to a payment or distribution in accordance with the provisions contained in this Plan.

8.4        Governing Law: This Plan shall be construed in accordance with, and governed by, the laws of the State of Illinois without giving effect to conflicts of laws principles.

8.5        Committee Authority: Notwithstanding anything herein to the contrary, any and all determinations or actions to be taken with respect to the Plan that relate to a Section 16 Officer of the Company shall be determined or taken by the Committee.

Exhibit A

Performance Measure	Definition

Consolidated Income From Operations (General Definition)

Income from operations as reported in the Company’s management reports, adjusted to remove the impact of:

1) Changes in currency exchange rates (2007 operating profits will be recalculated using 2007 budgeted exchange rates for the GBP and EURO), and

2) Stock option expenses, and

3) One-time, non-operating charges or expenses incurred that are not under the control of operations management, as ratified by the Compensation Committee.

Direct Operating Profit (General Definition)

Direct Operating Profit as reported in the Company’s management reports, adjusted to remove the impact of:

1) Changes in currency exchange rates (2007 operating profits will be recalculated using 2007 budgeted exchange rates for the GBP and EURO), and

2) Stock option expenses, and

3) One-time, non-operating charges or expenses incurred that are not under the control of operations management, as ratified by the Compensation Committee.

Unless otherwise noted, all amounts are expressed in US dollars.

Direct Operating Profit (Consolidated SPS)	Consolidated SPS Direct Operating Profit, including SPS Americas, SPS EMEA, SPS APAC, SPS Supplies, and SPS Printer Operations

Direct Operating Profit (SPS Americas)	SPS Americas Direct Operating Profit, excluding Printer Operations operating expenses, manufacturing variances and period costs.

Direct Operating Profit (SPS EMEA)	SPS EMEA Direct Operating Profit, excluding RFID, expressed in GBP.

Direct Operating Profit (SPS APAC)	SPS APAC Direct Operating Profit, excluding RFID.
Direct Operating Profit (SPS Printer Operations)

SPS Direct Operating Profit, adjusted to eliminate:

1) Direct Operating Profit from Consolidated SPS Aftermarket Products & Services, and

2) All operating expenses, except for Printer Operations operating expenses, and,

3) Changes in currency exchange rates (2007 operating profits will be recalculated using 2007 budgeted exchange rates for the GBP and EURO).

Direct Operating Profit (SPS Aftermarket & Supplies)	SPS Americas Aftermarket & Supplies Direct Operating Profit

Direct Operating Profit (CPS Worldwide)	CPS Direct Operating Profit, adjusted to eliminate: 1) Changes in currency exchange rates (2007 operating profits will be recalculated using 2007 budgeted exchange rates for the GBP and EURO), and

Legend: SPS = The Specialty Printer Solutions business unit of Zebra Technologies Corporation. CPS = The Card Printer Solutions business unit of Zebra Technologies Corporation.